Report of Independent Registered Public Accounting Firm

To the Board of Managers and Members of Partners Group Private Income Opportunities, LLC:

In our opinion, the accompanying statement of assets and liabilities and the related statement of operations present fairly, in all material respects, the financial position of Partners Group Private Income Opportunities, LLC (the "Fund") as of March 8, 2017, and the results of its operations for the period from August 18, 2016 (inception) to March 8, 2017, in conformity with accounting principles generally accepted in the United States of America. These financial statements are the responsibility of the Fund's management; our responsibility is to express an opinion on these financial statements based on our audit. We conducted our audit of these financial statements in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

/s/ PricewaterhouseCoopers LLP

March 21, 2017

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the use in this Registration Statement on Form N-2 of our report dated March 21, 2017, relating to the financial statements of Partners Group Private Income Opportunities, LLC, which appear in such Registration Statement. We also consent to the references to us under the headings "Financial Statements" and "Independent Registered Public Accounting Firm" in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

Dallas, Texas
May 2, 2017